Exhibit 99.3

General

1.	What was announced?

•	Pluralsight announced a revised definitive agreement with Vista Equity Partners under which Vista will acquire all outstanding shares of Pluralsight for $22.50 in cash through a tender offer.

2.	Why revise the transaction agreement now? Why is this agreement a better path forward for Pluralsight?

•	The Pluralsight Board and management team are committed to acting in the best interests of the company, our shareholders and all our stakeholders.

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We are pleased to have arrived at a revised agreement with Vista that maximizes value for current Pluralsight shareholders and provides them with their all-cash consideration as quickly as possible, while continuing to prioritize shareholders’ voices in determining the future of the company.

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The amended agreement is the result of these discussions, and provides Pluralsight shareholders with immediate and certain value for the shares that they own at a meaningful premium to the original transaction price.

3.	What was the rationale behind converting to this deal structure?

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We continue to believe that a transaction is the best path forward for all our stakeholders, and the revised agreement provides a path for shareholders to receive additional cash consideration quickly.

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Importantly, a significant portion of Pluralsight’s shares are currently held by shareholders who would not be entitled to vote at the special meeting, and this structure empowers investors who are the current owners of our stock to make their own decisions about whether to tender their shares and opine on the future of the company.

4.	Is a sale to Vista still the right path for Pluralsight?

•	Yes. We continue to believe that a transaction with Vista maximizes value for our shareholders and provides significant resources and institutional knowledge.

•	Importantly, Vista knows our products. They and many of their portfolio companies are Flow and Skills customers.

•	Furthermore, our ability to reach a revised agreement shows their commitment to this transaction.

5.	What is a tender offer?

•	A tender offer is a public bid for shareholders to sell their stock.

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Shareholders are given an opportunity to “tender” (or sell) their stock for a set price (in this case $22.50 per share) within a stated time limit. Shareholders “tender” their shares rather than voting in favor of or against a transaction.

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If the conditions to the tender offer are satisfied (including the requirement that a majority of the shares not be held by (1) parties to the TRA that are receiving benefits in the TRA in connection with the acquisition by Vista or (2) any of Pluralsight’s officers participate in the tender offer), the buyer will acquire those shares and any shares that are not tendered at the same price through a process called a second-step merger.

•	Following this second-step merger, we would become a private company.

6.	Does the revised agreement impact when the transaction closes?

•	We expect that the transaction will close in the second quarter of 2021.

For Customers

7.	What does this revised transaction mean for customers?

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While we are excited about this announcement, I want to emphasize that this is just a revision to the terms of our previously announced agreement. These terms do not change our strategy or our focus on serving our customers.

•	We will be able to deliver deeper, more powerful solutions that help you adapt and thrive in the digital age.

•	And importantly, we will continue to support our customers as we always have.

8.	Are there any changes to customer contracts or contacts as a result of the revised agreement?

•	No, there is no change to any customers’ contacts or contracts.

•	We will continue to support our customers as we always have.

9.	What can customers expect between now and close?

•	As with the original transaction announcement, you should experience minimal, if any, changes to how we work with you.

For Partners

10.	How does the revised agreement impact partners?

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While we are excited about this announcement, I want to emphasize that this is just a revision to the terms of our previously announced agreement. These terms do not change our strategy or our focus on helping our partners serve customers.

•	We will continue working together with our partners as we always have.

11.	Are there any changes to partner contracts or contacts as a result of the revised agreement?

•	No, there is no change to any partners’ contacts or contracts.

•	We will continue working together with our partners as we always have.

12.	Does the revised agreement impact cloud providers and the work Pluralsight does with them?

•	No. We will continue working together with our partners as we always have.

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As we’ve said before, the global Vista ecosystem provides us with significant resources, added credibility and institutional knowledge. We look forward to bringing these enhanced capabilities to our cloud providers.

13.	What can partners expect between now and close?

•	As with the original transaction announcement, you should experience minimal, if any, changes in how we work with you.

For Authors / Instructors

14.	What will change for authors and instructors as a result of the revised agreement?

•	I want to emphasize that this is just a revision to the terms of our previously announced agreement.

•	As with the original transaction announcement, you should continue to experience minimal, if any, changes in how we work with you.

•	In short, the transaction remains about creating more opportunity, including for all of our authors.

15.	Are you reevaluating our compensation and author agreements in connection with the revised agreement?

•	There will be no changes made in connection with the revised agreement, specifically.

•	Until the transaction closes, we are continuing to operate as usual and there is no change to any authors’ or instructors’ compensation or author agreements.

•	Longer-term, we still believe this transaction will create more opportunity to earn more by partnering with us.

16.	Does the revised agreement impact the benefits that this transaction will bring to the author community?

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As evidenced by the revised agreement, Vista and our executive team are committed to our people, business and product strategy and Vista shares our belief in the transformative power of technology and technology skills.

17.	What can authors / instructors expect between now and close?

•	As with the original transaction announcement, you should experience minimal, if any, changes.

Additional Information and Where to Find It

In connection with the proposed acquisition of Pluralsight Inc. (“Pluralsight”), Lake Merger Sub I, Inc. (“Merger Sub”), will commence a tender offer for all of the outstanding shares of Pluralsight. The tender offer has not commenced. This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell any securities of Pluralsight. It is also not a substitute for the tender offer materials that Merger Sub will file with the Securities and Exchange Commission (the “SEC”) upon commencement of the tender offer. Following the commencement of the tender offer, Merger Sub will file tender offer materials on Schedule TO with the SEC, and Pluralsight will file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the tender offer. THE TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT WILL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ CAREFULLY AND CONSIDERED BY PLURALSIGHT’S SHAREHOLDERS BEFORE ANY DECISION IS MADE WITH RESPECT TO THE TENDER OFFER.

Both the tender offer materials and the solicitation/recommendation statement will be made available to Pluralsight’s shareholders free of charge. A free copy of the tender offer materials and the solicitation/recommendation statement will also be made available to Pluralsight’s shareholders by visiting Pluralsight’s website (http://investors.pluralsight.com). In addition, the tender offer materials and the solicitation/recommendation statement (and all other documents filed by Pluralsight with the SEC) will be available at free of charge on the SEC’s website (http://www.sec.gov) upon filing with the SEC. PLURALSIGHT’S SHAREHOLDERS ARE ADVISED TO READ THE TENDER OFFER MATERIALS AND THE SOLICITATION/RECOMMENDATION STATEMENT, AS EACH MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME, AND ANY OTHER RELEVANT DOCUMENTS FILED BY MERGER SUB OR PLURALSIGHT WITH THE SEC WHEN THEY BECOME AVAILABLE BEFORE THEY MAKE ANY DECISION WITH RESPECT TO THE TENDER OFFER. THESE MATERIALS WILL CONTAIN IMPORTANT INFORMATION ABOUT THE TENDER OFFER, MERGER SUB AND PLURALSIGHT.

Forward-Looking Statements

This communication contains forward-looking statements that involve risks and uncertainties, including statements regarding our pending acquisition by affiliates of Vista Equity Partners (the “Transaction”), including the expected timing of the closing of the transaction and considerations taken into account by our Board of Directors in approving the Transaction. These forward-looking statements involve risks and uncertainties. If any of these risks or uncertainties materialize, or if any of our assumptions prove incorrect, our actual results could differ materially from the results expressed or implied by these forward-looking statements. These risks and uncertainties include risks associated with: the risk that the conditions to the closing of the Transaction are not satisfied, including the risk that a sufficient number of Pluralsight’s shareholders do not participate in the Transactions; potential litigation relating to the Transaction; uncertainties as to the timing of the consummation of the Transaction and the ability of each party to consummate the Transaction; risks that the Transaction disrupts the current plans and operations of Pluralsight; and the risks described in the filings that we make with the SEC from time to time, including the risks described under the headings “Risk Factors” and “Management Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K, which was filed with the SEC on February 26, 2021, and which should be read in conjunction with our financial results and forward-looking statements. Our filings with the SEC are available on the SEC filings section of the Investor Relations page of our website at http://investors.pluralsight.com. All forward-looking statements in this communication are based on information available to us as of the date of this communication, and we do not assume any obligation to update the forward-looking statements provided to reflect events that occur or circumstances that exist after the date on which they were made, except as required by law.